RISE ENGAGES SKANDERBEG CAPITAL ADVISORS FOR INVESTOR RELATIONS

February 7, 2017 – Vancouver, British Columbia – Rise Resources Inc. (CSE: UPP, OTC: RYES) (“Rise” or the “Company”) is pleased to announce that it has engaged Skanderbeg Capital Advisors Inc. (Skanderbeg”) to provide Investor Relations services. The initial contract with Skanderbeg is for a one-year term with a monthly fee of $7,500.  In connection with the foregoing appointment the Company announces the grant of 500,000 incentive stock options to Skanderbeg at an exercise price of $0.33 per share for a period of 3 years.

Benjamin Mossman, CEO of Rise, commented “We are very pleased to have entered into a partnership with the Skanderbeg team who have developed a great reputation for investor relations in the public markets.   Rise has already started an intense effort to process the historical documents from the Idaho-Maryland Mine and looks forward to presenting the results from its studies in the near future,”

The Company also announces that it has closed a non-brokered private placement (the “Financing”).  The Company has raised a total of $113,750 through the sale of 455,000 units (each a “Unit”) at a price of $0.25 per Unit where each Unit consists of one common share (a “Share”) and one common share purchase warrant (a “Warrant”).  Each Warrant entitles the holder to acquire one additional Share at an exercise price of $0.40 until February 6, 2019.  In connection with the Financing, the Company agreed to pay finders’ fees of a total of $2,625 and issue a total of 10,500 finders’ warrants (each a “Finder’s Warrant”) where each Finder’s Warrant entitles the holder to acquire one Share a price of $0.40 until February 6, 2019.

Each of the foregoing securities is subject to a statutory hold period of a minimum of six months in accordance with applicable United States and Canadian securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities in the United States.  The securities referenced herein have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold in the United States except in compliance with one or more exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Resources Inc.

Rise is a junior mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA, and its focus is on advanced mineral projects with demonstrated continuity and the majority of its value in precious metals.  Rise also has  several  exploration properties  in  British  Columbia,  Canada.  Rise  was  incorporated  in

Nevada, USA in 2007 and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors: Benjamin Mossman

CEO and Director

Rise Resources Inc.

For further information, please contact:

RISE RESOURCES INC.

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577 www.risecapitalresources.com

INVESTOR RELATIONS Skanderbeg Capital Advisors Inc. Mario Vetro

T: 604.687.7130

Email: mario@skanderbegcapital.com